UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2014 (June 24, 2014)

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 9, 2014, Comstock Holding Companies, Inc. (the “Company”) announced that Gregory V. Benson had resigned as President and Chief Operating Officer of the Company effective as of May 5, 2014. Mr. Benson remains a member of the Company’s Board of Directors (the “Board”). In connection with Mr. Benson’s resignation, the Company entered into a separation agreement with Mr. Benson on June 24, 2014 (the “Separation Agreement”). The Separation Agreement provides, among other things, that Mr. Benson will receive from the Company (i) $597,000 as a severance payment, paid in 36 semi-monthly installments following May 1, 2014 and (ii) for a period of 12 months beginning on May 1, 2014, a monthly payment in an amount to offset the incremental cost of healthcare insurance Mr. Benson will be eligible to purchase through COBRA, compared to what he would have paid had his employment continued.

The foregoing compensation and benefits are being provided by the Company in exchange for Mr. Benson’s entry into the Separation Agreement, which contains usual and customary covenants and an option for the benefit of the Company (or its designee), until June 30, 2015, to purchase either a portion or all of his shares of Class A and Class B Common Stock of the Company at $1.09 per share (subject to adjustment). Mr. Benson has also agreed not to sell any of his shares in the open market or a private transaction without the prior written approval of the Board for a period of 12 months from the date of the Separation Agreement. The Separation Agreement also provides that Mr. Benson will resign from the Board, at the request of the Board, if he owns less than 5% of the outstanding capital stock of the Company.

The foregoing summary of the Separation Agreement is qualified in its entirety by the provisions of the Separation Agreement, which the Company intends to file with its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2014.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated June 27, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2014

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer